                                    CapMAC Holdings Inc. and Subsidiaries
                                Statement Re Computation of Per Share Earnings

                               (Dollars in thousands, except Per Share Amounts)








                                                                                                          Three Months Ended
     Modified Treasury Stock Method E.P.S. - Primary                                                 March 31,1996    March 31,1995


     Net Income..............................................................................          $  9,900          $  3,840

     Savings (Expense) on Debt Prepayment ...................................................                 0               (99)

     Compensation Expense ...................................................................                 0                42

     Interest Earned on Investments .........................................................                 0                10
                                                                                                       --------          --------

     Adjusted Net Income ....................................................................             9,900          $  3,793

                                                                                                       --------          --------

     Average number of common shares outstanding ............................................            15,488            11,743

     Incremental Common Shares ..............................................................             1,834             1,946
                                                                                                       --------          --------

     Fully Diluted Number  of Shares ........................................................            17,322            13,689

                                                                                                       --------          --------
     Earnings per share assuming full dilution ..............................................          $   0.57          $   0.28
                                                                                                       --------          --------







     As of March 31, 1996 approximately 4,336,200 stock options, warrants and restricted stock units had been granted and were outstanding. Based upon various exercise prices, the total consideration for the common stock equivalents will be approximately $60.5 million. Using the Modified Treasury Stock method, it is assumed that the proceeds from the exercised common stock equivalents would be used to purchase up to 20% of the outstanding shares using an average market value of $24.16 per share for quarter ended March 31, 1996. The dilution would be the equivalent of approximately 1,833,500 shares.